EXHIBIT 10.10

Severance Agreement Between Oncolix, Inc. and Michael T. Redman

This agreement by and between Oncolix, Inc. a Delaware corporation, and Michael T. Redman (the "Executive") is effective as of August 1, 2016.

WHEREAS, the Board of Directors (the "Board") of the Company (as hereinafter defined) recognizes that the possibility of a termination without Cause (as hereinafter defined), and the possibility of a Change in Control (as hereinafter defined), can create significant distractions for its key management personnel because of the uncertainties inherent in such situations;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to continue to retain the services of the Executive, in general, and particularly in the event of a threat or the occurrence of a Change in Control and to ensure his continued and full attention, dedication and efforts in such event without undue concern for his personal financial and employment security; and

WHEREAS, Company and Executive have previously entered into an employment agreement, and Company wishes to modify the prior agreement to induce Executive to remain in the employ of the Company, in general, and particularly in the event of a threat or the occurrence of a Change in Control;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. DEFINITIONS.

1.1 CURRENT ACCRUED COMPENSATION. For purposes of this Agreement, "Current Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued from August 1, 2016, through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, and (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, during the period ending on the Termination Date.

1.2 PRIOR ACCRUED COMPENSATION. For purposes of this Agreement, "Prior Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued prior to August 1, 2016, but not paid as of the Termination Date, including (i) base salary, and (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, during the period ending on the Termination Date.

1.3 BASE SALARY. For purposes of this Agreement, "Base Salary" shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date.

1.4 CAUSE. The Company may terminate the Executive's employment at any time for "Cause". For purposes of this Agreement, "Cause" means (i) any act of personal dishonesty or a breach of trust by the Executive; (ii) intentional violation of any code of conduct that may be established by the Board of Directors or other Company codes or policies or procedures that are applicable to the Executive; (iii) the commission by the Executive of any crime classified as a felony under any Federal, state or local law; (iv) any breach by the Executive of the Employee Non-Competition and Non-Solicitation Agreement; (v) the use by the Executive of a controlled substance without a prescription or the use of alcohol which in any way impairs the Executive’s ability to carry out his duties and responsibilities; (vi) conduct by the Executive constituting an act of moral turpitude, or acts of physical violence while working for the Company; (vii) the Executive’s willful failure or refusal to perform his duties on behalf of the Company which are consistent with the scope and nature of the Executive’s responsibilities, or otherwise to comply with a lawful directive of the Company; and (viii) the Executive’s repeated failure to carry out his duties and responsibilities in a satisfactory manner, provided the Company provides the Executive with notice of such failure and the Executive does not correct such failure within a period of thirty (30) days following such notice.

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1.5 CHANGE IN CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

a. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Outstanding Company Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Outstanding Company Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of voting stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Voting Stock, shall not constitute a Change in Control; or

b. Any transaction which results in the Directors (as defined in the Certificate of Incorporation of the Company) immediately prior to such transaction constituting less than a majority of the Board of Directors of the Company; or

c. Approval by the stockholders of the Company of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

d. Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than ten percent (10%) direct or indirect equity interest, such event shall not constitute a Change of Control.

e. Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase of stock for cash or a merger or acquisition of the Company, directly or indirectly, by a corporation or other entity, and such transaction is principally to provide cash to finance the operations of the Company, with such determination to be made by the Board of Directors of the Company prior to such transaction, then such event shall not constitute a Change of Control.

1.6 COMPANY. For purposes of this Agreement, "Company" shall mean Oncolix, Inc. and shall include its "Successors and Assigns" (as hereinafter defined).

1.7 DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the "Notice of Termination" (as hereinafter defined).

1.8 GOOD REASON. For purposes of this Agreement, “Good Reason” shall mean:

a. Material diminution in the Executive’s offices, titles and reporting requirements, authority, duties or responsibilities as in effect as of a Change or Control or at any time in the ninety (90) days prior to a Change of Control or Notice of Termination;

b. Material Reduction (greater than 25%) in the Executive’s Base Salary, unless such reduction is part of a company wide reduction in salary for all similarly situated executives;

c. The Company requiring the Executive to be based at any office or location more than three hundred (300) miles from the Company’s headquarters as of the date hereof;

d. Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

e. Any failure by the Company to comply with and satisfy Section 3 hereof.

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1.9 NOTICE OF TERMINATION. For purposes of this Agreement, "Notice of Termination" shall mean (i) a written notice from the Company of termination of the Executive's employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; or (ii) a written notice from the Executive of his resignation for Good Reason, which indicates the specific provision in Section 1.8 herein, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for resignation by the Executive for Good Reason.

1.10 SUCCESSORS AND ASSIGNS. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

1.11 TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean in the case of the Executive's death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination.

2. TERMINATION OF EMPLOYMENT.

2.1 CHANGE OF CONTROL. If the Executive's employment with the Company shall be terminated within twenty four (24) months following a Change in Control, then the Executive shall be entitled to the following compensation and benefits:

a. If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Current Accrued Compensation only.

b. If the Executive's employment with the Company shall be terminated without Cause by the Company or by Executive for Good Reason, then the Executive shall be entitled to each and all of the following:

i. The Company shall pay the Executive all Current Accrued Compensation;

ii. The Company shall continue to pay the Executive his Base Salary for a period of eighteen (18) months from the Termination Date in accordance with its normal payroll practices and subject to applicable tax withholding; provided, however, that if the Company determines that such payments would constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, then the Executive agrees to the modifications with respect to timing of such payments in accordance with Section 6 hereof; and

iii. To the extent allowed by the Company’s benefits providers, continue to provide the Executive with medical and dental benefits on the same terms and conditions provided to other executives of the Company for a period of one (1) year from the Termination Date. In the event that the Company’s benefits providers do not allow such benefits, the Company shall pay the Executive the amounts the Company contributes for other executives for such benefits.

iv. Unless Company and Executive have previously agreed to other arrangement, any Prior Accrued Compensation previously unpaid shall be paid to Executive over 36 equal monthly installments commencing on the 30th day following the Termination Date,.

c. The amounts provided for in Sections 2.1(a) and 2.1(b)(i) shall be paid after the Termination Date at such times and in such amounts as if Executive continued as an employee of the Company. In the event Executive obtains other employment after the Termination Date and prior to the end of the eighteen month period, the payments by the Company shall be reduced by the amount of the compensation paid by the Executive’s new employer.

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2.2 TERMINATION OTHER THAN CHANGE OF CONTROL. If the Executive's employment with the Company is terminated, other than within twelve (12) months following a Change of Control, then the Executive shall be entitled to the following compensation and benefits:

a. If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Current Accrued Compensation.

b. If the Executive's employment with the Company shall be terminated by Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to each and all of the following:

i. The Company shall pay the Executive all Current Accrued Compensation;

ii. The Company shall continue to pay the Executive his Base Salary for the period of eighteen (18) months from the Termination Date in accordance with its normal payroll practices and subject to applicable tax withholding; provided, however, that if the Company determines that such payments would constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, then the Executive agrees to the modifications with respect to timing of such payments in accordance with Section 6 hereof; and

iii. To the extent allowed by the Company’s benefits providers, continue to provide the Executive with medical and dental benefits on the same terms and conditions provided to other executives of the Company for a period of one (1) year from the Termination Date. In the event that the Company’s benefits providers do not allow such benefits, the Company shall pay the Executive the amounts the Company contributes for other executives for such benefits.

iv. Unless Company and Executive have previously agreed to other arrangement, any Prior Accrued Compensation previously unpaid shall be paid to Executive over 36 equal monthly installments commencing on the 30th day following the Termination Date,.

c. The amounts provided for in Sections 2.2(a) and 2.2(b)(i) shall be paid after the Termination Date at such times and in such amounts as if Executive continued as an employee of the Company. In the event Executive obtains other employment after the Termination Date and prior to the end of the eighteen month period, the payments by the Company shall be reduced by the amount of the compensation paid by the Executive’s new employer.

2.3 OTHER SEVERANCE BENEFITS. The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance or termination pay to which the Executive would otherwise be entitled under any Company severance or termination plan, program, practice or arrangement.

2.4 DIVESTITURE OR SALE OF DIVISION. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Executive's employment with the Company in connection with the sale, divestiture or other disposition of a Subsidiary or "Division" (as hereinafter defined) (or part thereof) shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement provided the Executive accepts employment offered by the purchaser or acquirer of such Subsidiary or Division (or part thereof) and provided, in the event such sale, divestiture or other disposition of a Subsidiary or Division occurs subsequent to or in connection with a Change in Control, the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 3(c). The Executive shall not be entitled to benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment. "Division" shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.

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3. SUCCESSORS: BINDING AGREEMENT.

a. This Agreement shall be binding upon and shall inure to the benefit of the Company, and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place; provided, however, that upon any such succession or assignment that constitutes or is in connection with a Change in Control, the obligations of the Company, and its Successors and Assigns, under Section 2.2 of this Agreement shall terminate, and the obligations under the remaining Sections of this Agreement, including but not limited to Section 2.1, shall continue in full force and effect upon the Executive and the corporation or other entity acquiring the assets and business of the Company as contemplated within the definition of Successors and Assigns.

b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representative.

c. In the event that a Division (or part thereof) is sold, divested, or otherwise disposed of by the Company subsequent to or in connection with a Change in Control and the Executive is offered employment by the purchaser or acquiror thereof, the Company shall require such purchaser or acquiror to assume, and agree to perform, the Company's obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place; provided, however, neither such purchaser or acquiror, nor the Company and its Successors and Assigns, shall be obligated under Section 2.2 of this Agreement, which Section 2.2 shall terminate upon such acquisition or purchase.

4. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a "Claim") shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in Houston, Texas, unless the Executive consents to a different location.

5. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail postage pre-paid and registered or certified, return receipt requested and addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the President of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

6. 409A COMPLIANCE. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with said Section 409A.

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7. RELEASE. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Section 2.1(b)(ii) and (iii) and Section 2.2(b)(ii) and (iii) is subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Release Agreement (the “Release Agreement”) in favor of the Company, its affiliates and their respective officers, directors, employees and agents in form and substance reasonably acceptable to the Company and the expiration of any revocation period provided for under the Release Agreement.

8. NO EMPLOYMENT RIGHT. This Agreement does not constitute, and shall not be construed to provide, any assurance of continuing employment. Executive's employment with the Company and of its Successors or Assigns is "at will," and, subject to the terms and conditions of this Agreement, may be terminated by Executive or the Company at any time.

9. NON-DISPARAGEMENT. Executive agrees that he will not make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution, consultant, client or customer of the Company or any of its affiliates or any of their directors, officers, employees, agents or representatives, or about any of the Company’s or its affiliates products or services, business affairs, financial condition or prospects for the future.

10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, specifying such modification, waiver or discharge, and signed by the Executive and the Company.

11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement to enforce any decision of an arbitrator made as contemplated in Section 5 above shall be brought and maintained in a court of competent jurisdiction in the State of Texas.

12. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior severance agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, provided, however, that any NonDisclosure and Development Agreement and Non-Competition and Non-Solicitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Oncolix, Inc. Executive

By:	/s/ Jerry Youkey MD	By:	/s/ Michael T. Redman

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